MATTHEW J.HOOGENDOORN
CHARTERED ACCOUNTANT

975 Merritt St.
Coquitlam, B.C. V3J 7K9
Phone (604) 936-9906
Facsimile (604) 936-0374

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT

Dundee Mining Inc.
412 Memorial Drive N.E.
Calgary, Alberta, Canada
T2E 4Y7

I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of my report dated June 6, 2001, relating to the financial statements of Dundee Mining Inc. at March 31, 2001 and December 31,2000 which is contained in tha t

Prospectus. My report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

I also consent to the reference to myself under the caption "Experts" in the Prospectus.

Coquitlam, British Columbia
June 28, 2001

/s/ Matthew Hoogendoorn
Matthew Hoogendoorn,C.A.